NEWS FOR IMMEDIATE RELEASE: NOVEMBER 12, 2009

MESA LABS REPORTS QUARTERLY SALES AND EARNINGS

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported marginally lower sales and earnings for both its fiscal second quarter and six months ended September 30, 2009.

Highlights:
•	Six month cash flow provided by operations exceeded $3,100,000
•	Second quarter revenues up 9% compared to first quarter of this fiscal year
•	Second quarter net income up 21% compared to first quarter of this fiscal year
•	Sales of DataTrace products up 25% compared to first quarter of this fiscal year

For the second quarter of fiscal 2010, net sales decreased five percent to $5,407,000 from $5,679,000 in the same quarter last year.  Net income for the quarter decreased eight percent to $1,243,000 or $.38 per diluted share compared to $1,353,000 or $.42 per diluted share one year ago.

For the first six months of fiscal 2010, net sales decreased three percent to $10,383,000 from $10,734,000 in the same period last year.  Net income for the first six months decreased four percent to $2,269,000 or $.69 per diluted share compared to $2,370,000 or $.73 per share one year ago.

“Mesa posted solid financial results during the second quarter of fiscal 2010,” said John J. Sullivan, President and Chief Executive Officer.  “Going into the quarter, we knew that we would have a very difficult time matching the financial performance of the comparable quarter last fiscal year.  The second quarter of last fiscal year was exceptionally strong, with near-record sales and net income.  While we didn't match the net income performance of last year, in this very tough environment we did post higher net income than any of the previous three quarters.  Sales were relatively flat compared to this quarter last fiscal year, but were up nine percent sequentially compared to the first quarter of this fiscal year.  We are particularly pleased to see our DataTrace business start to recover.  After seeing sequential declines in this business for three quarters in a row, we saw a turnaround in demand for these capital equipment systems and DataTrace sales increased 25 percent compared to the first quarter of this fiscal year.  Provided that the global economy continues to recover, we should see this business return to the levels seen in early 2008.  Overall, I am pleased with the way the business has performed throughout the economic crisis, and I am confident that our long term strategic growth initiatives will result in solid financial performance for the remainder of this year and beyond.”

Over the fiscal second quarter, our medical revenues decreased one percent compared to the prior year period, while over the first six month period we experienced an increase of five percent compared to the same period one year ago. This increase was due to higher sales of solutions and service.

During the fiscal second quarter, sales of the DataTrace brand of products decreased 11 percent from the prior year, and for the first six months decreased 18 percent compared to prior year.  The decrease in DataTrace sales during the quarter and six month period is the result of declining economic and capital spending trends which influenced some industrial customers to delay their capital equipment purchases. The second fiscal quarter was impacted by a decline in service revenue. For the six month period, we have experienced declines broadly through out the product line.

Raven sales for the second quarter increased three percent compared to the second quarter of the prior year, and for the first six months increased nine percent compared to the same period last year.  The Raven biological indicator products saw sales gains for the quarter in its prospore ampoules business. For the first six months, we have seen a significant increase in the Company’s core biological indicator strip business, prospore ampoules, chemical indicators, and consulting services.

Profitability for the second quarter and six month periods of fiscal 2010 was down compared to the prior fiscal year due chiefly to the decrease in revenues.  A change in sales mix to higher sales of Raven Biological Indicators and lower DataTrace product sales has also had a negative impact on profitability so far this fiscal year.

During the first six months of fiscal 2010, the Company repurchased 5,462 shares of our common stock under a previously announced buyback plan for approximately $117,000.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2009 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL  SUMMARY
STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended September 30		Six Months Ended September 30
	2009	2008	2009	2008
Net Sales	$5,407,000	$5,679,000	$10,383,000	$10,734,000
Cost of Goods	2,096,000	2,033,000	4,089,000	3,883,000
Gross Profit	3,311,000	3,646,000	6,294,000	6,851,000
Operating Expense	1,339,000	1,552,000	2,713,000	3,220,000
Operating Income	1,972,000	2,094,000	3,581,000	3,631,000
Other (Income) & Expense	(7,000)	(34,000)	(12,000)	(63,000)
Earnings Before Taxes	1,979,000	2,128,000	3,593,000	3,694,000
Income Taxes	736,000	775,000	1,324,000	1,324,000
Net Income	$1,243,000	$1,353,000	$2,269,000	$2,370,000

Earnings Per Share (Basic)	$.39	$.43	$.71	$.75
Earnings Per Share (Diluted)	$.38	$.42	$.69	$.73

Average Shares (Basic)	3,192,000	3,179,000	3,189,000	3,175,000
Average Shares (Diluted)	3,294,000	3,258,000	3,272,000	3,259,000

BALANCE SHEETS	(Unaudited)
	Sept. 30 2009	March 31 2009.
Cash and Short-term Investments	$11,233,000	$9,111,000
Other Current Assets	8,723,000	9,482,000
Total Current Assets	19,956,000	18,593,000
Property and Equipment	4,027,000	3,879,000
Other Assets	6,945,000	7,142,000.

Total Assets	$30,928,000	$29,614,000

.
Liabilities	$1,593,000	$2,012,000
Stockholders’ Equity	29,335,000	27,602,000

Total Liabilities and Equity	$30,928,000	$29,614,000

CONTACTS:
John J. Sullivan, Ph.D.; President and CEO
Steven W. Peterson; CFO
Mesa Laboratories, Inc.
303.987.8000